UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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HAVERTY FURNITURE COMPANIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAVERTY FURNITURE COMPANIES, INC.

780 Johnson Ferry Road, Suite 800

Atlanta, GA 30342

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2009

Dear Fellow Stockholder:

The Annual Meeting of Stockholders of Haverty Furniture Companies, Inc. will be held at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland on Friday, May 8, 2009, at 10:00 a.m. for the following purposes:

1.	Holders of Class A Common Stock to elect eight Directors.

2.	Holders of Common Stock to elect three Directors.

3.	Ratification of the appointment of Ernst & Young LLP as our Independent Auditor.

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2009, are entitled to notice of, and to vote at, this meeting.

By Order of the Board of Directors

Jenny Hill Parker

Vice President,

Secretary and Treasurer

Atlanta, Georgia

March 31, 2009

WE URGE EACH STOCKHOLDER TO PROMPTLY VOTE YOUR SHARES.

PLEASE FOLLOW THE DIRECTIONS ON YOUR NOTICE OR PROXY CARD CAREFULLY.

HAVERTY FURNITURE COMPANIES, INC.

780 Johnson Ferry Road, Suite 800

Atlanta, GA 30342

Annual Meeting of Stockholders

PROXY STATEMENT

Our Board of Directors is furnishing you this Proxy Statement to solicit proxies on its behalf in connection with the 2009 Annual Meeting of Stockholders (“Annual Meeting”) of Haverty Furniture Companies, Inc. (“we,” the “Company” or “Havertys”). The meeting will be held on May 8, 2009 at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. local time. This Proxy Statement and the accompanying proxy are first being mailed to our stockholders on or about March 31, 2009.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote?

Stockholders on March 10, 2009 of Common Stock or Class A Common Stock are entitled to vote. The owners of Common Stock are entitled to one vote for each share held on all stockholder matters. The owners of Class A Common Stock are entitled to ten votes for each share held on all stockholder matters except for the election of directors, in which they are entitled to one vote per share.

What am I voting on?

You will be voting on the election of directors, the ratification our Audit Committee’s choice of auditors for 2009, and any other matter that properly comes before the meeting. At the time we printed this proxy statement, we were not aware of any other matters that will be presented at the meeting.

Why are there two groups of Directors?

The owners of Common Stock and Class A Common Stock vote as separate classes in the election of directors. The owners of Common Stock are entitled to elect 25% of the members of the Board, or the nearest higher whole number that is at least 25% of the total number of directors standing for election. The owners of Class A Common Stock are entitled to elect the remaining number of directors standing for election.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director; and
•	FOR the ratification of the Audit Committee’s selection of Ernst & Young, LLP as our independent registered public accounting firm for 2009.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

This year, in connection with new Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet, we have sent to most of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials.

Instructions on how to access the proxy materials over the Internet or to request a paper copy are found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing certain stockholders with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials to vote using the Internet and when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

What is the difference between a stockholder “of record” and a stockholder who holds stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name and you are the beneficial owner.

How do I vote before the meeting?

You may vote by any of the following methods:

•

Vote on the Internet. Follow the instructions on the Notice or proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available 24 hours a day, 7 days a week and will close at 11:59 pm (EDT) on May 7, 2009;

•

Vote by telephone. Follow the instructions on the Notice or proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting for stockholders of record will be available 24 hours a day, 7 days a week and will close at 11:59 pm (EDT) on May 7, 2009;

•

Vote by mail. Complete, sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If your proxy card is returned unsigned, then your vote cannot be counted. If mailed, your completed and signed proxy card must be received by May 7, 2009.

If you hold your shares in street name, whether you can vote by telephone or over the Internet depends on the bank’s or broker’s voting processes. Please follow the directions on your Notice or proxy card carefully.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes. The Board recommends that you vote using one of the methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using another method to vote will not limit your right to vote at or attend the Annual Meeting. If your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. (EDT) on May 7, 2009, or (3) voting again at the meeting.

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes
Ratification of Auditors	Majority	Yes

A “plurality” means that the nominees for director receiving the highest number of “for” votes from our shares entitled to vote, present in person or represented by proxy, will be elected.

A “majority” means that a matter (other than the election of directors) receives a number of “for” votes that is a majority of the votes cast by the holders of our shares, present in person or represented by proxy.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any matter as to which the rules of the New York Stock Exchange, or “NYSE,” permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes,” as discussed further below.

How will a quorum be determined?

The holders of a majority of our outstanding shares of the combined classes of common stock as of March 10, 2009, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting. As of March 10, 2009, we had 17,338,991 shares of Common Stock and 3,944,101 shares of Class A Common Stock outstanding.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record. As noted above, “broker non-votes” will not be voted on any such matters.

Are votes confidential? Who will count the votes?

We will continue our long-standing practice of holding the votes of all stockholders in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote.

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes.

Who is paying for this solicitation?

We are paying the cost of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries, and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers, or employees may solicit proxies by mail, telephone, or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Where can I find the voting results of the Annual Meeting?

We will announce voting results at the Annual Meeting, and we will publish the final results in our quarterly report for the second quarter of 2009. You may access or obtain a copy of this and other reports free of charge on the Company’s website at www.havertys.com, or by contacting our Corporate Secretary.

If I want to submit a stockholder proposal for the 2010 Annual Meeting when is it due?

If you are a eligible stockholder and want to submit a proposal for possible inclusion in next year’s proxy statement, your proposal must be delivered in writing and received by us no later than November 30, 2009.

If you miss the above deadline for submission of a stockholder proposal to be included in the 2010 proxy statement, or if you submit a director nomination to the board of directors, such submission can still be considered at the 2010 meeting so long as it complies with Article 1 of our By-Laws. Under the By-Laws, your submission must be in writing and received by us no fewer than 60 days and no more than 90 days prior to the anniversary of the date of the mailing of the notice for this year’s annual meeting (or, if the date of the 2010 annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of this year’s annual meeting, your submission must be received by us no more than 120 days prior to the date of the annual meeting and not later than the later of the 90th day prior to the 2010 annual meeting or the 10th day following the date on which we publicly announce the date of the 2010 annual meeting).

All stockholder submissions, whether under the first paragraph or the second paragraph above, must comply with the content and other requirements of our bylaws and, with regard to submissions under the first paragraph above, Rule 14a-8 of the SEC. Any stockholder submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.

How can I obtain a copy of the Annual Report?

Stockholders may request a free copy of our Annual Report on Form 10-K by submitting such request to the Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Alternatively, stockholders can access our Annual Report on Form 10-K on Havertys’ website at www.havertys.com.

ELECTION OF DIRECTORS

Eleven directors are to be elected at the 2009 Annual Meeting to hold office until the 2010 Annual Meeting and until their successors are elected and qualified. Our charter provides that our Board of Directors be elected by stockholders of each of the two classes of stock, voting separately by class. At this Annual Meeting, three directors will be elected by the holders of Common Stock and eight will be elected by the holders of Class A Common Stock.

The nominees for election at the 2009 Annual Meeting were recommended and approved for nomination by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board. The election of Havertys’ directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the Governance Committee and the Board of Directors.

The following sets forth for each nominee, his or her age and a brief description of his or her principal occupation and business experience during the last five years. They are all currently Havertys directors.

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

CLARENCE H. RIDLEY	Director since 1979 Age 66

Mr. Ridley has served as Chairman of the Board of Havertys since joining the Company in January 2001. He will retire from the Company as an employee effective May 13, 2009, and if elected, will serve as a Non-Executive Chairman of the Board. From 1996 to 2001, he served as Vice Chairman of Havertys. Mr. Ridley was a Partner at the law firm of King & Spalding from 1977 to 2000. He is also a director of Crawford & Company and a trustee of RidgeWorth Funds and RidgeWorth Classic Variable Trust. Mr. Ridley is a member of the Board of Trustees of Saint Joseph’s Health System and the Board of Councilors of the Carter Center. He currently serves as chairman of Havertys’ Executive Committee.

JOHN T. GLOVER	Director since 1996 Age 62

Mr. Glover has served as the Managing Partner of J&SG Investments, LLP, a private investment firm, since February 1994. From March 2000 to February 2003, he was Vice Chairman of Post Properties, Inc. a real estate investment trust that develops and operates upscale multifamily apartment communities. Mr. Glover is a member of the Board of Trustees of Emory University and a director of Emory Healthcare, Inc. He currently serves as chairman of Havertys’ Audit Committee.

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

RAWSON HAVERTY, JR.	Director since 1992 Age 52

Mr. Haverty has served as Senior Vice President, Real Estate and Development for the Company since 1998 and has over 25 years of experience with the Company. Mr. Haverty is member of the Board of Directors of the High Museum of Art and the Center for Ethics of Emory University.

L. PHILLIP HUMANN	Director since 1992 Age 63

Mr. Humann is currently a consultant to SunTrust Banks, Inc. (“SunTrust”) where he served as Chairman of the Board from March 1998 to April 2008. He also served as Chief Executive Officer of SunTrust from March 1998 to January 2007 and as President from March 1998 to December 2004. Mr. Humann is a director of Coca-Cola Enterprises Inc. and Equifax, Inc. He currently serves on Havertys’ Executive Committee and Compensation Committee.

MYLLE H. MANGUM	Director since 1999 Age 60

Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries, since October 2003. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. From 1999 to 2002, she was Chief Executive Officer of MMS Incentives, Inc., a private equity company concentrating on high-tech marketing solutions. Ms. Mangum is a director of Barnes Group, Inc., Collective Brands, Inc. and Emageon Inc. Ms. Mangum currently serves as chairman of Havertys’ Compensation Committee and as a member of the Executive Committee.

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

FRANK S. McGAUGHEY, III	Director since 1995 Age 60

Mr. McGaughey has served as a partner in the law firm of Bryan Cave LLP (formerly Powell Goldstein LLP) since 1980. Mr. McGaughey is a member of the Board of Trustees of the Woodruff Arts Center and the Sara Giles Moore Foundation. He currently serves as chairman of Havertys’ Governance Committee and as a member of the Executive Committee.

CLARENCE H. SMITH	Director since 1989 Age 58

Mr. Smith has served as President and Chief Executive Officer of Havertys since January 2003. He served as President and Chief Operating Officer of the Company from May 2002 until he assumed the position of Chief Executive Officer in January 2003. Mr. Smith was named Chief Operating Officer of Havertys in May 2000 and served as Senior Vice President, General Manager, Stores, from 1996 to 2000. He is a director of Oxford Industries, Inc. and a member of the Board of Trustees of Marist School. Mr. Smith currently serves on Havertys’ Executive Committee.

AL TRUJILLO	Director since 2003 Age 49

Mr. Trujillo served as President and Chief Executive Officer of Recall Corporation, a global information management Company from 1992 until his retirement in May 2007. Recall Corporation is a Subsidiary of Brambles Industries, Ltd. located in Sydney, Australia. He is an Advisory Board Member of the College of Engineering at Georgia Tech Institute of Technology. Mr. Trujillo currently serves on Havertys’ Governance Committee and Compensation Committee.

Clarence H. Ridley, Clarence H. Smith and Rawson Haverty, Jr. are first cousins and are officers of the Company.

PROPOSAL 2: NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

TERENCE F. McGUIRK	Director since 2002 Age 57

Mr. McGuirk has served as Chairman and Chief Executive Officer of the Atlanta Braves baseball organization since 2001. He was Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. from 2001 to May 2007. From 1996 to 2001, Mr. McGuirk served as Chairman and Chief Executive Officer of Turner Broadcasting System, Inc. He is a director of The Sea Island Company and a member of the Board of Trustees of Piedmont Hospital Medical Center and The Westminster Schools. Mr. McGuirk currently serves on Havertys’ Compensation Committee.

VICKI R. PALMER	Director since 2001 Age 55

Ms. Palmer served as Executive Vice President, Financial Services and Administration for Coca-Cola Enterprises Inc., a bottler of soft drink products, from 2004 until her retirement effective April 1, 2009. From 1999 to 2004 she served as Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. Ms. Palmer is a director of First Horizon National Corporation and is a member of the Board of Trustees of Spelman College and Woodward Academy. She currently serves on Havertys’ Audit Committee and Governance Committee.

FRED L. SCHUERMANN	Director since 2001 Age 63

Mr. Schuermann was President and Chief Executive Officer of LADD Furniture Inc. (“LADD”) from 1996 until he retired in 2001. He was Chairman of LADD from 1998 until its acquisition by La-Z-Boy, Inc. in January 2000. Mr. Schuermann currently serves on Havertys’ Governance Committee and Audit Committee.

CORPORATE GOVERNANCE

Our Board of Directors recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, communities and creditors. Our By-Laws, Corporate Governance Principles, Board Committee charters and Code of Business Conduct and Ethics provide the structure for our corporate governance.

The Board of Directors and Committees of the Board

The Board of Directors conducts its business through meetings of the Board and the following standing committees: an Executive Committee, an Audit Committee, an Executive Compensation and Employee Benefits Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Governance Committee”). The written charters for these Board Committees as well as our governance documents can be found on the Company’s website at www.havertys.com (About Us, Corporate Governance). Copies of the Committee charters and other governance documents are available free of charge to any stockholder requesting them by contacting the Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342.

Attendance

During 2008, the Board met four times and the Committees met as indicated below. Each director attended all Board meetings and more than 85% of the aggregate number of all meetings of the committees on which he or she served during 2008.

Executive Committee

The Executive Committee is not an independent committee; however, the majority of the members of the Executive Committee are independent directors. In accordance with the Company’s By-Laws, the Executive Committee acts with the power and authority of the Board in the management of the business and affairs of the Company while the Board is not in session. The Executive Committee has generally held meetings to approve specific terms of financings or other transactions that have previously been presented to the Board. The Executive Committee held no meetings and took action by unanimous consent once in 2008.

Members:	Clarence H. Ridley, Chairman	L. Phillip Humann
	Mylle H. Mangum	Frank S. McGaughey, III
Clarence H. Smith

Audit Committee

The Audit Committee’s primary function is to represent and assist the Board in fulfilling its oversight responsibility relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, the internal audit function, the annual independent audit of our financial statements and other matters the Board deems appropriate.

The Board of Directors has designated all three members of the Audit Committee as “an audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). All members of the Audit committee meet the independence requirements of the New York Stock Exchange (“NYSE”) and the rules of the SEC adopted thereunder, and the Company’s Corporate Governance Principles. The Audit Committee met six times during 2008. The Audit Committee’s report is on page 33.

Members:	John T. Glover, Chairman	Vicki R. Palmer
Fred L. Schuermann

Compensation Committee

The Compensation Committee is responsible for translating our compensation objectives into a compensation strategy that aligns the interest of our executives with that of our stockholders. The Compensation Committee has overall responsibility for succession planning for and evaluating the performance and approving the compensation and benefits of the chairman, chief executive officer and other senior members of management (“Executive Officers”). The Compensation Committee also has the responsibility for recommending, reviewing and administering Havertys’ equity based incentive compensation plans and other benefit plans. The Board has determined that each member of the Compensation Committee is an independent director and meets the independence requirements of the NYSE and Havertys’ Corporate Governance Principles. The Compensation Committee met two times and took action by unanimous consent two times during 2008. The Compensation Discussion and Analysis begins on page 16 and the Compensation Committee Report is on page 30.

Members:	Mylle H. Mangum, Chairman	L. Phillip Humann
	Terence F. McGuirk	Al Trujillo

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. There are no relationships required to be disclosed under this caption.

Governance Committee

The Governance Committee has the primary responsibility for considering and making recommendations concerning the composition and structure of the Board, establishing policies relating to the recruitment of board members, director compensation and reviewing and recommending corporate governance policies and issues. Each member of the Governance Committee meets the independence requirements of the NYSE and Havertys’ Corporate Governance Principles. The Governance Committee met once during 2008.

Members:	Frank S. McGaughey, III, Chairman	Vicki R. Palmer
	Fred L. Schuermann	Al Trujillo

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Governance Committee, which is responsible for determining the type and amount of compensation for non-employee directors, considers a number of factors including the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders.

Retainer and Meeting Fees: The non-employee directors receive the following compensation related to retainers and meeting fees under the Director Compensation Plan approved by stockholders in May 2006. In 2008, the retainer fee paid to non-employee directors was $45,000 of which $30,000 was required to be paid in shares of Havertys’ Common Stock. Each non-employee director received $1,250 for each Board and committee meeting attended, plus expenses related to attendance. The 2008 annual fees paid for service to the committee chairmen were: $10,000 to Mr. Glover as chairman of the Audit Committee, $7,500 to Ms. Mangum as chairman of the Compensation Committee and $5,000 to Mr. McGaughey as chairman of the Governance Committee. The Governance Committee annually reviews the fees paid to directors. Employee directors receive no compensation for serving on the Board. Director retainer and meeting fees in 2009 will remain the same as in 2008.

Havertys maintains a Directors’ Deferred Compensation Plan (“Deferred Plan”) that permits all directors to defer to a future date receipt of payment of retainer fees and/or meeting fees which would otherwise be paid in cash or in shares of Common Stock for their services. Under the Deferred Plan, such deferred fees, plus accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Five directors participated in the Deferred Plan in 2008 and four will participate in 2009.

Directors are reimbursed for transportation and other expenses incurred in attending Board and committee meetings. There were no equity awards made during 2008 to directors under the Company’s 2004 Long-Term Incentive Plan. Directors receive the same discounts as employees on Havertys products. The Company does not provide any pension or other benefits to its directors.

The table below sets forth the compensation expensed by the Company for payment to directors for the year ended December 31, 2008.

		Stock Compensation
Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)(1)	Stock Awards ($)(2)	Total Stock Compensation	Total ($)
Clarence H. Ridley (3)	$—	$—	$—	$—	$—
John T. Glover	22,500	45,000	—	45,000	67,500
Rawson Haverty, Jr. (4)	—	—	—	—	—
L. Phillip Humann	7,500	45,000	—	45,000	52,500
Mylle H. Mangum	29,500	30,000	—	30,000	59,500
Frank S. McGaughey, III	26,250	30,000	—	30,000	56,250
Terence F. McGuirk	22,500	30,000	—	30,000	52,500
Vicki R. Palmer	27,500	30,000	—	30,000	57,500
Fred L. Schuermann	28,750	30,000	—	30,000	58,750
Clarence H. Smith (3)	—	—	—	—	—
Al Trujillo	8,750	45,000	—	45,000	53,750

(1)

The directors’ retainer fee for 2008 was $45,000 for non-employee directors, which was paid two-thirds in stock and one-third in cash with elections by Messrs. Glover, Humann and Trujillo for payment of their retainer fees in all stock. Messrs. Ridley, Haverty and Smith, as employee directors did not receive a fee for serving on the Board.

(2)	No stock awards were granted to directors in 2008.

(3)	See Summary Compensation Table for additional disclosure related to Clarence H. Ridley and Clarence H. Smith, who are also Named Executive Officers of Havertys.

(4)	See Related Party Transactions for additional disclosure.

Compensation of Clarence H. Ridley as Non-Executive Chairman. Mr. Ridley will retire as an employee of the Company effective May 13, 2009. If elected as a director at the Annual Meeting, we anticipate that Mr. Ridley will serve as non-executive chairman of the board. As a non-executive chairman of the board, Mr. Ridley will receive compensation of $125,000 per year, payable monthly in twelve (12) equal installments, which compensation will be in addition to the $45,000 annual retainer fee paid to non-employee directors, as discussed above. Mr. Ridley will not receive any additional compensation for his attendance at Board or committee meetings. This compensation arrangement, which will be effective as of May 13, 2009 and will expire as of the Annual Meeting of Stockholders to be held in May 2010 was approved by the Compensation Committee in consultation with the Governance Committee.

In addition, on March 16, 2009, the Company and Mr. Ridley entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Mr. Ridley has agreed to serve as a consultant and advisor to the chief executive officer and the general counsel for an initial 12-month period, beginning on May 13, 2009. Under the Consulting Agreement, Mr. Ridley will be compensated at a rate of $155,000 a year, payable monthly in (12) twelve equal installments. Mr. Ridley will provide certain consulting and advisory services as requested by the Company’s chief executive officer or general counsel, including consulting on strategic planning and business and operational matters relating to the Company. The Consulting Agreement may be terminated by either party at any time during the consulting period, without cause, upon three (3) months written notice to the other party. The Consulting Agreement was approved by the Compensation Committee in consultation with the Governance Committee.

Director Independence. The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors must be independent. The question of independence is to be determined by the board with respect to every director, in line with the rules of the NYSE. Based upon the NYSE rules, our Board has determined a majority of its current members are “independent.”

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our Committees covered by this requirement are the Audit Committee, the Governance Committee, and the Compensation Committee and our Board has determined that all current members of these committees are independent under the NYSE rules.

The Board considers the independence issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with Havertys or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

Generally, borrowing relationships with directors and their affiliates are considered immaterial and will not impair independence so long as the terms of the relationship are similar to other comparable borrowers. In other words, normal, arms-length credit relationships entered into in the ordinary course of business do not negate director independence. A director who is an executive officer of a company that makes payments to or receives payments from Havertys for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues will not be considered independent.

The following directors have been deemed by the Board to be independent after applying the guidelines set forth above: Mmes. Mangum and Palmer and Messrs. Glover, Humann, McGuirk, McGaughey, Schuermann and Trujillo.

Director Nominations. The Governance Committee has the responsibility of reviewing qualifications of the candidates for Board membership in accordance with procedures established by Havertys’ Corporate Governance Principles, applicable law and regulations. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the Governance Committee (See, Communications with Directors). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the Governance Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

In its assessment of each potential candidate, the Governance Committee will review the nominee’s experience, independence, understanding of Havertys’ or other related industries and such other factors as the Governance Committee determines are pertinent in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors considered in evaluating nominees for Board membership. The Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. In identifying and considering candidates for nomination to the Board, the Governance Committee considers, in addition to the requirements set out in Havertys’ Corporate Governance Principles and the Governance Committee’s charter, quality of experience, the needs of Havertys and the range of talent and experience represented on the Board.

Corporate Governance Principles. Our Corporate Governance Principles, together with the Board committee charters, provide the framework for the effective corporate governance of Havertys. The Board of Directors adopted these guidelines to address certain governance matters including the role of the Board, qualifications and responsibilities of directors, director compensation, management succession and director education. These governance principles are designed to maximize long-term stockholder value and promote the highest ethical conduct among Havertys’ directors and employees. A copy of the Corporate Governance Principles is available on our website at www.havertys.com (About Us, Corporate Governance).

Stock Ownership Guidelines. The Board has implemented stock ownership guidelines for non-employee directors. Each director is required to own at least 10,000 shares of the Company’s stock. Currently, all non-employee directors exceed the Company’s Stock Ownership Guidelines.

Executive Sessions of Independent Directors. The Board has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled quarterly meeting of the Board. Mr. McGaughey, as chairman of the Governance Committee, has been requested by the independent directors to preside over these sessions and to convey to management any issues of concern.

Code of Business Conduct and Ethics. All of our directors and employees, including our chairman of the board, chief executive officer and other senior executives, are required to comply with our Code of Business Conduct and Ethics (the “Code”) to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Havertys’ growth and profitability are linked to our ability to make decisions that are consistent with our traditional business values and ethical principles. The Code is published on our website at www.havertys.com (About Us, Corporate Governance).

Communications with Directors. Stockholders and other interested parties may communicate with any director, committee member or the Board by writing to the following address: Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the relevant director, committee member or the full Board, as indicated in the correspondence. A copy of the Director’s Communication Policy is available on our website at www.havertys.com (About Us, Corporate Governance).

Board Committee Charters. The charters for each of the standing committees of the Board as well as our Corporate Governance Guidelines, Director’s Communication Policy and Code may be accessed through our website at www.havertys.com. Additionally, copies may be requested in writing by submitting the request to Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342.

Board and Committee Evaluation. During 2008 and 2009, the Board and each of its committees participated in self-evaluation and assessment processes in order to improve their efficiency and effectiveness. The evaluations were supervised by the Governance Committee and discussed by each applicable committee and the Board.

Mandatory Retirement and Resignation from Board. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. The Board may ask a director to continue service beyond age 72 under certain circumstances upon review by the Governance Committee. A director is also required to submit his or her resignation from the Board to the Governance Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment. The Governance Committee can choose to accept or reject the resignation.

Directors’ Attendance at Annual Stockholders’ Meetings. Havertys does not have a policy regarding director attendance at the Annual Meeting. This meeting is held in Maryland, the state of Havertys’ incorporation, and typically is a very brief meeting conducted by Havertys’ Corporate Secretary. No directors were present at the 2008 Annual Meeting and historically, no stockholders have been in attendance.

Certain Relationships and Related Transactions

Related Party Transaction Policy: We recognize that transactions between Havertys and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Havertys’ decisions are based on considerations other than the best interest of Havertys and its shareholders. Our Corporate Governance Principles and the Code, which applies to all employees and directors, provides that all conflicts of interest should be avoided; however, Havertys recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interest of the Company. Therefore, the Company adopted in 2008, a written Related Party Transaction Policy (“Policy”) which details the policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions arrangements or relationships in which (1) the aggregate amount involved will exceed $120,000 in any calendar year, (2) we are a participant, and (3) the related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Under the Company’s Policy, any relationship, arrangement or transactions between the Company and (a) a director, executive officer or any immediate family member of either a director or an executive officer, (b) any stockholder owning more than 5% of either class of the Company’s common stock or (c) any entity owned or controlled by a director, executive officer or immediate family member of such individuals, or an entity in which any of the individuals named above has a ownership interest or control is also subject to the Policy.

The Board has determined that the Governance Committee is best suited to review and approve related party transactions. The Governance Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include: (i) employment of executive officers; (ii) director compensation; (iii) certain transactions with other companies in which the related party’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s stock; (iv) certain Company charitable contributions; (v) certain transactions where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefits; (vi) certain banking related services in which the terms of such transactions are generally the same as or similar to accounts offered to others in the ordinary course of business; (vii) transactions involving competitive bids and (viii) transactions made on the same or similar terms available to all Company employees.

Related Party Transactions: Mr. Rawson Haverty, Jr. serves as the Company’s senior vice president, real estate and is a director and beneficial owner of more than 5% of the Company’s Class A Common Stock. During 2008, Mr. Haverty earned a salary of $232,000 which was approved by our Compensation Committee in accordance with our compensation practices applicable to our Executive Officers.

SunTrust Banks, Inc. (“SunTrust”) engaged in ordinary course of business banking transactions with us in 2008, and provided investment and trust services on terms comparable to other customers similarly situated. In 2008 we had an unsecured revolving credit facility with a group of five banks, including SunTrust. In late 2008 we paid off the unsecured facility and negotiated a secured revolving credit facility with two banks, including SunTrust. We paid to SunTrust customary arrangement, upfront, agency and collateral management fees totaling approximately $700,000 in connection with the new facility. Both of the credit facilities were on terms comparable to other customers similarly situated. As of December 31, 2008, Havertys’ indebtedness under the revolving credit facility allocable to SunTrust was zero, and the greatest such amount during 2008 under either facility was $15,000,000. L.  Phillip Humann, one of our directors, is currently a consultant to SunTrust. He served as its chairman until April 2008.

As described above, Clarence H. Ridley, our current chairman of the board of directors is retiring as an employee of the Company effective May 13, 2009. In connection with his retirement, we entered into a consulting agreement with Mr. Ridley to provide certain consulting and advisory services to our chief executive officer and general counsel, which Consulting Arrangement was approved by the Compensation Committee in consultation with the Governance Committee. For a discussion of the material terms of the Consulting Agreement, see the disclosures set forth above under “Director Compensation.”

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following:

•	Overview of the Compensation Program;

•	The Compensation Committee’s role in compensation governance;

•	The philosophy and objectives of our executive compensation program, including what the program is intended to reward;

•	How we make compensation decisions and determine the amount of each element of compensation;

•	The elements of our executive compensation program; and

•	An analysis of the material compensation decisions made by the Compensation Committee during 2008.

Overview of the Compensation Program

The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation and benefits programs in accordance with the Company’s compensation philosophy and strategy and approving executive compensation and equity plan awards. The Committee seeks to establish a total compensation structure for Havertys’ senior officers that is fair, reasonable, and competitive. The compensation structure includes base salary, annual cash incentive compensation, long-term equity-based incentive compensation and benefits. Generally, the types of compensation and benefits paid to the senior officers are similar to those provided to other officers of the Company.

Throughout this proxy statement, the individuals who served as Havertys’ chairman, chief executive officer and chief financial officer during 2008, as well as the other individuals included in the Summary Compensation Table on page 20, are referred to as the “Named Executive Officers.” The individuals who were subject to the SEC Section 16 reporting requirements during 2008 are referred to as the “Executive Officers.”

Role of the Committee

The Compensation Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for Executive Officers and benefit programs for all employees of Havertys. The Committee focuses on the attraction and retention of key executives and, when making decisions, considers the Company’s compensation philosophy, the achievement of business goals set by Havertys, relevant peer data and recommendations made by the chief executive officer.

The Committee took the following steps to ensure that it effectively carried out its responsibilities:

•	Conducted an annual review of Havertys’ compensation philosophy to ensure that it remains appropriate given Havertys’ strategic objectives.

•

Engaged Pearl Meyer & Partners (“Pearl Meyer”) in late 2007, to provide the Committee with relevant market data and to advise the Committee on alternatives when making compensation decisions in 2008 for the Named Executive Officers and on the recommendations being made by the chief executive officer for Executive Officers other than the Named Executive Officers. In addition to the support provided by outside consultants, employees in the Company’s Human Resources department provided support, data, and analysis to the Committee.

•	Conducted an annual review of the Company’s Compensation Peer Group.

•

Reviewed all compensation components for Havertys’ chairman, chief executive officer, chief financial officer, and other named executive officers, incorporating a tally sheet and pay-for-performance sensitivity analysis for each executive as part of that review.

•

Initiated an annual evaluation of the execution of the Company’s pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the Compensation Peer Group.

•

Scheduled an executive session, without members of Management, for the purpose of discussing decisions related to the chairman’s and chief executive officer’s performance, goal-setting, compensation levels and other items deemed important by the Committee.

•	Conducted an annual review of the Compensation Committee Charter to ensure that it effectively reflects the Committee’s responsibilities.

•	Completed an annual self-evaluation of the Committee’s effectiveness; and

•	Conducted an annual review of the Company’s succession plan.

Role of Chief Executive Officer in Compensation Decisions. The chief executive officer annually reviews the performance of each of the other Executive Officers. Based on this review, he makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentives, and long-term equity-based incentive awards. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Company’s Executive Officers.

The Committee’s Considerations. The Committee considers a mix of an Executive Officer’s base salary, annual cash incentive compensation, long-term equity-based incentive compensation (“Compensation Package”) and recommendations by the chief executive officer when making decisions. Based on its most recent review of the competitive data, the Committee has determined that the compensation structure for Executive Officers is effective and appropriate. Also based on this review, the Committee determined that the Company’s 2008 and 2009 Compensation Package for its Named Executive Officers is reasonable and not excessive.

Executive Compensation Philosophy & Strategy

Havertys’ executive compensation philosophy is directed at attracting, retaining and motivating highly qualified executives that are dedicated to the long-term success of Havertys and to align their interests with the long-term interests of Havertys’ stockholders by providing appropriate competitive compensation and financial reward. In support of this philosophy, the executive compensation program is designed to reward performance relevant to Havertys’ short-term and long-term success based on corporate and individual performance. We designed the cash incentive compensation to reward company-wide performance through tying awards primarily to earnings per share. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

Compensation Methodology and Elements

The elements of the total compensation program we provide to our Executive Officers include: base salary, annual cash incentives, equity compensation and other benefits, including welfare and retirement benefits, severance benefits and change of control benefits. We believe that a majority of executive compensation should be performance-based; however, we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. Our compensation setting process consists of establishing competitive base salaries for each Executive Officer and then providing additional compensation opportunities using cash incentives and equity awards. The Compensation Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and their judgment as a committee.

Competitive Compensation Data. Pearl Meyer provided pay data from both public and private databases and surveys. In addition to the survey data, Havertys’ executive positions were compared to a peer group. The peer group companies were selected on the basis of size and industry. Six companies (the “Compensation Peer Group”) were selected after meeting the following criteria: (1) revenue from $500 million to $1.6 billion; and (2) retail/wholesale trade focused on the home furnishings sector.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance against specific short-term goals on an annual basis in the form of cash incentive compensation. We provide equity awards relative to the performance of general management responsibilities and contribution as a member of the executive management team. The components of our compensation package for the Named Executive Officers for 2008 ranged from 61% to 66% in salaried compensation, 20% to 22% in targeted cash incentive compensation, and 12% to 19% in equity awards.

Direct Compensation Element

Each element of total compensation and the primary purpose for using each element is outlined below. Compensation includes both direct and indirect elements. When making decisions on each of these elements, the Compensation Committee takes into consideration a multiple number of factors.

Base Salaries. Base salary provides a fixed level of income to compensate executives for their level of responsibility and must be competitive against our primary peer group in order to attract and retain qualified talent. Base salaries are set at the regularly scheduled meeting of the Compensation Committee held at the beginning of each year.

Annual Cash Incentive Plan Compensation. This award is intended to motivate and reward achievement of specified financial goals. An Executive Officer of Havertys will earn total compensation that is competitive with the market only if Havertys achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels.

Stock Awards.

•

Performance Accelerated Restricted Stock. These equity awards align the interests of executives with our stockholders by emphasizing long-term growth in our stock value. They also provide an element of attraction and retention and may be used to recognize a promotion or other significant achievements.

•

Stock-Settled Appreciation Rights. These equity awards are designed to motivate and reward executives for the achievement of longer-term strategic Company objectives that serve to enhance our total stockholder return.

Indirect Compensation Element

Retirement and Other Benefits. Retirement programs and other benefits are designed to be competitive in our industry in order to attract and retain qualified employees. These programs are intended to protect against catastrophic expenses (health care, disability and life insurance), provide retirement benefits and to provide an opportunity to save additional amounts for retirement (401(k) Plan).

Perquisites. Perquisites constitute an insignificant part of total executive compensation. However, a limited number of perquisites are provided in order to deliver a competitive package to attract and retain executive officers.

Post-Termination Benefits. Standard post-termination benefit programs provide a source of temporary, transitional income following involuntary termination of employment. Generally, severance pay is based on length of service and as an example, all employees with over 15 years of service are entitled to 6 weeks of regular pay (excludes overtime or bonus amounts).

Following is a discussion of each compensation element and the specific actions taken by the Compensation Committee in 2008 related to each element. In determining each of these elements, the Compensation Committee considered the resources discussed above. Each of these elements is reviewed on an annual basis, and may be reviewed at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions. The same principles and factors are applied in a consistent manner to all Named Executive Officers. Material differences in the amount of compensation awarded to each of the Named Executive Officers generally reflect the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our Compensation Peer Group.

Clarence H. Ridley Retirement

On March 12, 2009, Mr. Ridley, our current chairman of the board of directors, announced his intention to retire from the Company as an employee, effective May 13, 2009. If elected as a director at the Annual Meeting, Mr. Ridley will retain his position as chairman of the board of directors. In addition, Mr. Ridley has agreed to serve as a consultant and advisor to the chief executive officer and the general counsel on certain matters. A discussion of the post-employment benefits to be received by Mr. Ridley, in connection with his retirement, is set forth below under “Potential Payments Upon Termination or Change in Control.” In addition, a discussion of the compensation and consulting arrangements approved by the Executive Compensation and Employee Benefits Committee in connection with Mr. Ridley’s services as non-executive chairman of the board and as a consultant to the Company is set forth above under “Director Compensation.”

Summary Compensation Table

The following tables and footnotes discuss the compensation paid or accrued for the last three years to (i) our chief executive officer and chief financial officer and (ii) our three most highly compensated executive officers (the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus (S)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Clarence H. Ridley(4)	2008	$ 401,668	$ —	$ 47,420	$ —	$ 38,513	$ 11,573	$ 499,174
Chairman	2007	420,000	—	98,960	37,800	28,612	7,260	592,632
	2006	410,000	—	165,346	96,000	118,066	5,967	795,379
Clarence H. Smith	2008	465,000	—	177,507	—	45,191	12,000	699,698
President & CEO	2007	450,000	—	143,181	43,900	44,869	7,716	689,666
	2006	420,000	—	97,418	105,000	39,759	6,000	668,177
Dennis L. Fink	2008	340,000	—	101,426	—	48,260	11,851	501,537
EVP & CFO	2007	330,000	—	86,124	39,600	46,975	7,755	510,454
	2006	320,000	10,000	53,734	71,000	52,242	2,933	509,909
M. Tony Wilkerson(5)	2008	290,000	—	80,435	—	59,256	9,805	439,496
EVP, Merchandising	2007	280,000	22,000	72,253	8,400	58,737	7,672	449,062
	2006	270,000	8,000	46,002	73,000	54,543	2,862	454,407
Steven G. Burdette(6)	2008	266,593	—	75,917	—	15,862	11,881	370,253
EVP, Operations	2007	235,000	15,000	66,100	35,300	10,615	7,739	369,754

(1)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 2004 Long-Term Incentive Plan and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 11 to Havertys’ audited financial statements for the year ended December 31, 2008, included in Havertys’ Annual Report on Form 10-K filed with the SEC on March 16, 2009.

(2)	These amounts are the 2008 Cash Incentives discussed below in Annual Cash Incentive Compensation.

(3)

These amounts reflect the following: (1) Havertys’ contributions to the account of the named executive officer pursuant to the Havertys’ 401(k) Plan as follows: for Mr. Ridley - $9,060, Mr. Smith - $9,191, Mr. Fink - $9,042, Mr. Wilkerson - $6,996 and Mr. Burdette - $9,072 and (2) the premium costs for life insurance, short-term and long-term disability coverage paid by Havertys on behalf of the Named Executive Officer.

(4)

Mr. Ridley requested a reduction in his salary effective June 1, 2008 from $425,000 to $385,000. As described further under “Director Compensation” and “Potential Payments Upon Termination or Change in Control,” on March 12, 2009, Mr. Ridley announced his intention to retire from the Company as an employee, effective May 13, 2009.

(5)	Mr. Wilkerson retired as of February 15, 2009.

(6)	Mr. Burdette became a Named Executive Officer in 2007. He was promoted in May 2008 and at that time his salary was increased from $250,000 to $275,000.

Base Salary For Executive Officers

The Compensation Committee reviews the base salaries for each Named Executive Officer on a yearly basis and advises the Board as to the appropriateness and reasonableness of the salaries. Consistent with our compensation philosophy, we reviewed both internal and external factors to determine the appropriate compensation for Mr. Ridley, Mr. Smith and the other NEOs and the Company’s other Executive Officers. This review is based on competitive compensation data as well as a subjective evaluation of each executive’s contribution to Havertys’ performance and the executive’s level of experience and responsibilities. Adjustments are made as necessary in light of past performance and the potential for making significant contributions in the future in order to ensure compensation levels are appropriate and competitive.

We believe the base salary range for each executive position reflects a median base salary range for Havertys’ comparative peer group. The Compensation Committee, after reviewing a competitive compensation analysis performed in late 2007 by the consulting firm Pearl Meyer, and after receiving input from the chief executive officer determined that the annual base salaries for 2008 would be increased by a range of 1.2% to 6.4% for each of the NEOs with an average increase of 3.2%. For compensation purposes, the Compensation Committee performs a yearly evaluation of Messrs. Ridley’s and Smith’s performance. The other Named Executive Officers’ performance is evaluated by Mr. Smith and discussed with the Compensation Committee.

Annual Cash Incentive Compensation

Each Havertys executive is eligible for an annual cash incentive award. Cash incentive awards are intended to reward key employees based on Havertys’ performance, motivate key employees and provide competitive cash compensation opportunities to officers.

We believe that incentive compensation for Executive Officers should be directly linked to the achievement of specified financial and non-financial objectives. This performance-based structure keeps a sizeable portion of the compensation for the senior management group at risk because the value of such compensation depends largely on the degree of success in attaining the Company’s performance objectives. Havertys’ pay for performance philosophy is intended to encourage achievement of financial and operational objectives which are aligned with those of the stockholders.

2008 Cash Incentives (Non-Equity Incentive Plan Compensation): The Compensation Committee approved a management incentive plan (“2008 Incentive Plan”) to determine cash incentives for Havertys’ Executive Officers in 2008. The 2008 Incentive Plan provided for cash incentives based on the Company achieving a target earnings per share (“EPS”) of $0.37 as established by the Compensation Committee. Pursuant to the Plan, the Executive Officers were eligible to receive a target payout of 33% of the amount of their annual base salary if the pre-established target EPS was achieved and one or more individual goals were met. The cash incentive paid would be reduced ratably for actual Company performance from 100% to 50% of the target EPS. Failure to reach at least 50% of the target EPS goal would result in a zero payout under the Plan and there was no opportunity for payment in excess of the target payout under the Plan. The Company did not achieve at least 50% of the target EPS goal and accordingly there were no payouts under the Plan.

2009 Cash Incentives (Non-Equity Incentive Plan Compensation): The Compensation Committee has approved a management incentive plan (the “2009 Incentive Plan”) to determine cash incentives for the Company’s Executive Officers for 2009. The 2009 Incentive Plan provides for cash incentives based primarily on Havertys achieving a threshold dollar amount of pre-tax earnings on a quarterly and annual basis. For the chief executive officer and the chief financial officer, a portion of their target cash incentive is based on maintaining a minimum monthly availability under the Company’s revolving Credit Agreement. For the other Executive Officers, a portion is based on achieving additional performance criteria or specific projects or initiatives as established by the Compensation Committee and the chief executive officer. Pursuant to the 2009 Incentive Plan, the Executive Officers are eligible to receive a target payout from 35% to 55% of their 2009 annual base salary. The Compensation Committee has complete discretion to modify the target cash incentives, weightings or performance criteria during 2009 or may determine that payment of cash incentives for 2009 will not be made due to economic issues or other factors.

Bonuses: In its discretion, the Compensation Committee may approve cash bonuses based on subjective criteria and performance against individual objectives for the year and other economic factors. There were no cash bonuses for 2008 paid to any Executive Officer.

Long-Term Equity Compensation

We utilize two equity-based, longer-term incentives: stock-settled stock appreciation rights (“SARs”) and performance accelerated restricted stock awards (“PARs”), pursuant to the 2004 Long-Term Incentive Plan.

Our practice is to estimate the approximate dollar amount of equity compensation that we want to provide and to then grant equity awards that have a fair market value comparable to that amount on the date of grant. We estimate the fair market value based upon a number of factors including the closing price of our stock on the date of determination and other factors as outlined in Note 11 of our Consolidated Financial Statements. With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the preliminary financial results for the prior year. Grants were made on February 6, 2008. This timing was selected because it enables us to consider prior year performance by Havertys and the potential recipients and our expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the time period for the incentives associated with the awards. The Compensation Committee’s schedule is determined in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee grants restricted stock to individuals that are not Executive Officers, generally based upon the recommendations of Management, and has delegated stock award granting authority to the chief executive officer for a small, specific number of shares to be made during the ensuing year for promotions, new hires, and other circumstances.

The Compensation Committee in February 2008, after considering the information provided by Pearl Meyer granted PARS and SARs to Havertys’ Executive Officers. The SARs will vest over four years from date of grant. The PARS will vest 100% in 2015 and could be subject to accelerated vesting if certain market price per share goals are met by the Company. The market price per share goals for the 2008 PARS are for Havertys’ common stock to attain a $15 closing price for twenty consecutive days.

Over the past several years, we have shifted away from the use of stock options to other types of equity awards. This modification in our equity compensation structure is consistent with competitive market trends. More importantly, the use of restricted stock awards or PARS and SARs make more efficient use of our equity program’s share reserves and reduce overall dilution because it takes fewer shares than options to deliver the same amount of incentive compensation opportunity. The SARs granted in 2008 will provide value to the executives only if the price of Havertys’ common stock increases above $9.13. The timing of receipt and value of the PARS is also directly tied to the value of stock.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested.

Grants of Plan Based Awards Table

The following table and footnote sets forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the restricted stock awards granted during the year ended December 31, 2008 to each of our Named Executive Officers. The actual payouts are shown in the Summary Compensation Table.

Name	Award Type(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)		All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(3)		Grant Date Fair Value of Stock Award $(4)
			Threshold	Target
Clarence H. Ridley	ACIP PARS SARs	— 02/06/2008 02/06/2008	$ 70,125 — —	$ 140,250 — —	— 6,800 5,700	$ — 9.13 9.13	$	— 62,084 14,421

Clarence H. Smith	ACIP PARS SARs	— 02/06/2008 02/06/2008	76,725 — —	153,450 — —	— 13,200 11,000	— 9.13 9.13		— 120,516 27,830

Dennis L. Fink	ACIP PARS SARs	— 02/06/2008 02/06/2008	56,100 — —	112,200 — —	— 6,800 5,700	— 9.13 9.13		— 62,084 14,421

M. Tony Wilkerson	ACIP PARS SARs	— 02/06/2008 02/06/2008	47,850 — —	95,700 — —	— 4,800 4,000	— 9.13 9.13		— 43,824 10,120

Steven G. Burdette	ACIP PARS SARs	— 02/06/2008 02/06/2008	43,988 — —	87,976 — —	— 4,800 4,000	— 9.13 9.13		— 43,824 10,120

(1)	Award Type:	ACIP = Annual Cash Incentive Plan Compensation
PARS = Performance Accelerated Restricted Stock Award
SARs = Stock-Settled Appreciation Right Award

(2)

The 2008 Non-Equity Incentive Plan as discussed above provided for a target payout for 100% attainment of the goal and decreased ratably to the threshold payout for 50% attainment of the goal. Failure to reach 50% of the target resulted in a zero payout.

(3)	The base price for the PARS and SARs is the closing price of the Company’s stock on the date of grant.

(4)

The fair value for the PARS was determined using the number of shares granted multiplied by the closing stock price on the grant date. The fair value for the SARs was determined using the number of rights granted multiplied by $2.53 which is the fair value of the SARs determined using the Black-Scholes valuation model.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the Named Executive Officers at December 31, 2008. All of the option awards are exercisable and no awards have been made under an equity incentive plan. The market value of shares of stock that have not vested is based on the closing market price of $9.33 at December 31, 2008.

			Option Awards			Stock Awards
Name	Type of Award	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)
Clarence H. Ridley
	Options	10/29/1999	6,000	$13.75	10/29/2009
	Options	10/31/2000	6,000	$11.25	10/31/2010
	Options	01/18/2001	25,000	$10.81	01/18/2011
	Options	12/20/2001	50,000	$15.94	12/20/2011
	Options	12/19/2002	22,000	$12.90	12/19/2012
	Options	12/09/2003	25,000	$20.30	12/09/2010
	Restricted Stock	12/20/2004				3,750(1)	$34,988
	Restricted Stock	02/23/2006				3,500(2)	$32,655
	Restricted Stock	02/01/2007				5,250(3)	$48,983
	PARS	02/06/2008				6,800(4)	$63,444
	SARs	02/06/2008				5,700(5)	$1,206

Clarence H. Smith	Options	10/21/1999	25,000	$13.88	10/21/2009
	Options	10/26/2000	12,284	$11.63	10/26/2010
	Options	12/20/2001	30,000	$15.94	12/20/2011
	Options	12/19/2002	22,000	$12.90	12/19/2012
	Options	12/09/2003	25,000	$20.30	12/09/2010
	Restricted Stock	12/20/2004				5,000(1)	$46,650
	Restricted Stock	02/23/2006				4,000(2)	$37,320
	Restricted Stock	02/01/2007				6,000(3)	$55,980
	PARS	02/06/2008				13,200(4)	$123,156
	SARs	02/06/2008				11,000(5)	$1,980

Dennis L. Fink	Options	10/21/1999	25,000	$13.88	10/21/2009
	Options	10/26/2000	20,000	$11.63	10/26/2010
	Options	12/20/2001	25,000	$15.94	12/20/2011
	Options	12/19/2002	18,000	$12.90	12/19/2012
	Options	12/09/2003	20,000	$20.30	12/09/2010
	Restricted Stock	12/20/2004				2,500(1)	$23,325
	Restricted Stock	02/23/2006				3,000(2)	$27,990
	Restricted Stock	02/01/2007				4,500(3)	$41,985
	PARS	02/06/2008				6,800(4)	$63,444
	SARs	02/06/2008				5,700(5)	$1,026

M. Tony Wilkerson	Options	10/21/1999	20,000	$13.88	10/21/2009
	Options	10/26/2000	10,732	$11.63	10/26/2010
	Options	12/20/2001	20,000	$15.94	12/20/2011
	Options	12/19/2002	14,000	$12.90	12/19/2012
	Options	12/09/2003	15,000	$20.30	12/09/2010
	Restricted Stock	12/20/2004				2,000(1)	$18,660
	Restricted Stock	02/23/2006				3,000(2)	$27,990
	Restricted Stock	02/01/2007				3,000(3)	$27,990
	PARS	02/06/2008				4,800(4)	$44,784
	SARs	02/06/2008				4,000(5)	$720

Steven G. Burdette	Options	10/21/1999	13,000	$13.88	10/21/2009
	Options	10/26/2000	4,500	$11.63	10/26/2010
	Options	12/20/2001	17,000	$15.94	12/20/2011
	Options	12/19/2002	15,000	$12.90	12/19/2012
	Options	12/09/2003	15,000	$20.30	12/09/2010
	Restricted Stock	12/20/2004				1,750(1)	$16,328
	Restricted Stock	02/23/2006				2,500(2)	$23,325
	Restricted Stock	02/01/2007				3,750(3)	$34,988
	PARS	02/06/2008				4,800(4)	$44,784
	SARs	02/06/2008				4,000(5)	$720

Footnotes for Outstanding Equity Awards Table

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions

(1) Restricted Stock	12/20/2004	25% per year	May 8 each year beginning 2006 ending 2009	Continued employment through vesting date
(2) Restricted Stock	02/23/2006	25% per year	May 8 each year beginning 2007 ending 2010	Continued employment through vesting date
(3) Restricted Stock	02/01/2007	25% per year	May 8 each year beginning 2008 ending 2011	Continued employment through vesting date
(4) Performance Accelerated Restricted Stock	02/06/2008	100% at vest date	February 6, 2015	• Vesting may accelerate if target market price goal of $15 is met for 20 consecutive days • Continued employment through vesting date
(5) Stock-Settled Appreciation Rights	02/06/2008	25% per year	May 8 each year beginning 2009 ending 2012	• Continued employment through vesting date • Grant price of $9.13 per share

Stock Vested Table

The following table includes certain information with respect to the vesting of restricted stock awards of the Named Executive Officers for the year ended December 31, 2008. There were no options exercised by the NEOs during 2008. The value realized on vesting is determined by the closing stock price of $8.89 on the vesting date of May 8, 2008 multiplied by the number of shares vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clarence H. Ridley	7,250	$64,453
Clarence H. Smith	9,000	$80,010
Dennis L. Fink	5,500	$48,895
M. Tony Wilkerson	4,500	$40,005
Steven G. Burdette	4,250	$37,783

Pension Benefits and Retirement Plans

Pension Plan

Until December 31, 2005, Havertys maintained the Haverty Furniture Companies, Inc. Retirement Plan (the “Retirement Plan”), a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan. On November 10, 2006, the plan for existing participants was frozen as of December 31, 2006. For its 401(k) plan, Havertys increased its matching contribution effective January 1, 2007, from 50% of the first 2% of eligible pay and 25% of the next 4% contributed by participants, to 100% of the first 1% of eligible pay and 50% of the next 5% contributed by participants. This represented an increase in the maximum match from 2% to 3.5% of eligible pay. This change allows all participants, including our Executive Officers to defer the maximum allowed under I.R.S. regulations under the “safe harbor” contribution rules.

Supplemental Retirement Plan

The Company has the Haverty Furniture Companies, Inc. Supplemental Retirement Plan (the “SERP”) for the benefit of those employees whose retirement benefits would otherwise be reduced by the limitation imposed by federal pension law and I.R.S. regulations on the amount of compensation that may be taken into account in computing benefits under a defined benefit retirement plan. Effective December 1, 2006, the SERP was amended such that any future changes to the Retirement Plan would not affect the calculation of the SERP benefit, and that the benefit accrued as of December 1, 2006 would not be reduced. The maximum annual benefit when combining the SERP benefit, the calculated Retirement Plan Benefit, and Social Security will continue to be $125,000.

The following table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited under each of the Retirement Plan and the Supplemental Retirement Plan determined using interest and mortality rate assumptions consistent with those used in Havertys’ financial statements and included in Note 10 to Havertys’ audited financial statements for the year ended December 31, 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)
Clarence H. Ridley	Retirement Plan	6.00	$146,076
	SERP	8.00	310,792
Clarence H. Smith	Retirement Plan	33.25	440,647
	SERP	25.25	249,637
Dennis L. Fink	Retirement Plan	14.00	173,942
	SERP	16.00	344,224
M. Tony Wilkerson	Retirement Plan	30.00	551,370
	SERP	32.00	386,048
Steven G. Burdette	Retirement Plan	23.00	150,395
	SERP	25.00	97,832

Non-Qualified Deferred Compensation

The amounts in the following table relate to the Company’s mutual fund option plan. On January 15, 1999, the Board of Directors adopted the Havertys Top Hat Mutual Fund Option Plan (the “Top Hat Plan”). The Top Hat Plan covers certain executives and employees as designated by the Compensation Committee and is designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus he or she would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than ten years from leaving the employment of the Company. The Top Hat Plan is administered by Havertys.

Name	Aggregate Earnings (Loss) in Last FYE ($)	Aggregate Balance at Last FYE ($)
Clarence H. Ridley	$—	$—
Clarence H. Smith	(212,716)	329,392
Dennis L. Fink	(86,161)	121,324
M. Tony Wilkerson	(33,181)	28,839
Steven G. Burdette	—	—

Potential Payments Upon Termination or Change in Control

Change in Control Benefits

Our Executive Officers and other employees have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The Compensation Committee has approved agreements (each an “Agreement”) between Havertys and each of individuals listed in the Summary Compensation Table and certain other officers. These Agreements provide for cash payments and continuation of benefits upon termination of the person’s employment in the event of a change in control, or potential change in control or if termination occurs prior to a change in control but following a potential change in control that would result in a change in control, as defined in the Agreement.

The Agreements, entered into with the Named Executive Officers, provide that unless the termination of the person is for cause, or by the individual without “Good Reason” as defined in the Agreement, the person will be paid: (i) a lump severance payment in cash equal to the higher of the sum of two times the individual’s base salary or two times the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to individual as bonus and annual incentive compensation or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual bonus and incentive compensation which has been allocated or awarded and has not yet been paid and a pro rata portion for the fiscal year in which the termination occurs.

Under the terms of the Agreement, if a change in control occurs, Havertys will, at the election of the individual, repurchase all equity awards held for a lump sum amount in cash equal to the product of the spread (using the per share price as defined in the Agreement) times the number of shares covered by each award. Havertys will also arrange to provide life, disability, accident and health insurance benefits similar to those which the individual was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, the Agreements include a “cap.” Under this provision, all parachute payments would be reduced so that no excise tax would be imposed on any of the payments and benefits and thus the total amount of payments would never exceed three times his or her “base amount” as defined by the Internal Revenue Code.

Based upon the hypothetical termination date of December 31, 2008, and election to repurchase all equity awards (at an assumed purchase price as determined per the Agreement of $12.27), the change in control benefits for our NEOs, assuming the provision of the Agreements deem payments should be made, would have been as follows:

Name	Salary times Multiple	Bonus Times Multiple	Purchase of Equity Awards	Healthcare and Other Benefits	Total
Clarence H. Ridley	$821,112	$89,200	$297,267	$19,280	$1,226,859
Clarence H. Smith	930,000	99,267	388,477	18,687	1,436,431
Dennis L. Fink	680,000	80,400	236,934	19,280	1,016,614
M. Tony Wilkerson	580,000	74,267	189,098	19,280	862,645
Steven G. Burdette	550,000	86,867	172,519	28,516	837,902

Payments Upon Termination

On March 12, 2009, Mr. Ridley announced his intention to retire from the Company as an employee, effective May 13, 2009. In connection with his retirement and in recognition of his service to the Company, Mr. Ridley is expected to receive, on behalf of himself and his spouse, health benefit coverage commensurate with the coverage received while he was an employee of the Company from the effective date of his retirement. In addition, Mr. Ridley will retain all equity awards previously granted to him by the Company with the exercise and expiration date on those awards to remain the same as on the grant date.

Perquisites and Other Benefits

Perquisites for our executives are very limited and consist only of payments for annual physical examinations, $250,000 of additional life insurance coverage and short-term and long-term disability coverage. Havertys’ executives participate in the Company’s benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and discounts on Havertys products. Havertys’ NEOs do not have personal access to aircraft, automobiles, club memberships or any cash allowances for such benefits.

Section 162(m)

In making our decisions about compensation for Named Executive Officers, we consider Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction Havertys may take for compensation paid to a person who is “highly compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based.” It is generally the policy of Havertys that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m).

We believe that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Compensation Committee’s purpose in doing so is to ensure that Havertys retains its best executives and remains competitive in the market for executive talent.

If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly compensated” for this purpose, we may consider requiring possible deferral of receipt of any potential amounts earned in excess of the cap to a tax year following the year in which the individual might leave the employment of Havertys.

Compensation Committee Report

The Compensation Committee oversees the compensation program of Havertys on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of Havertys the Compensation Discussion and Analysis included in this Proxy Statement.

Based upon those reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Havertys’ Definitive Proxy Statement on Schedule 14A for its 2009 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, each as filed with the Securities and Exchange Commission.

The Executive Compensation and

Employee Benefits Committee:

Mylle H. Mangum, Chairman

L. Phillip Humann

Terence F. McGuirk

Al Trujillo

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation plans as of December 31, 2008, that have been approved by stockholders. All of Havertys’ equity compensation plans have been approved by stockholders. The table includes (a) the number of securities to be issued upon exercise of options, warrants and rights outstanding under the equity compensation plans, (b) the weighted-average exercise price of all outstanding options, warrants and rights and (c) additional shares available for future grants under all of the Havertys’ equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2) (c)
Equity compensation plans approved by stockholders	1,832,406	$15.40	555,856
Equity compensation plans not approved by stockholders	—	—	—
Total	1,832,406	$15.40	555,856

(1)	Shares issuable pursuant to outstanding options under our 1998 Stock Option Plan. The 1998 Stock Option Plan expired on December 18, 2007 and no further options will be awarded under this plan.

(2)	The number of shares available for issuance at December 31, 2008, is 555,856 shares which may be awarded under the 2004 Long-Term Incentive Plan.

Stockholder Approved Plans

1998 Stock Option Plan. This plan provided for the grant of stock options to officers, directors and key employees of Havertys in order to encourage and enable these individuals to acquire proprietary interests in Havertys through the ownership of Havertys Common Stock. The Compensation Committee in consultation with Havertys Management designated which employees were eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. The 1998 Stock Option Plan expired on December 18, 2007; however, shares remain issuable pursuant to outstanding options previously awarded under the plan.

2004 Long-Term Incentive Plan. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred shares, deferred stock units or performance awards to officers, directors and key employees of Havertys. The Compensation Committee in consultation with Havertys Management designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs then, at the Compensation Committee’s discretion, any award may provide for the immediate vesting or lapse of all restrictions.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditor for the fiscal year ended December 31, 2009. We are asking our shareholders to ratify the appointment of our independent auditors. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Ernst & Young LLP, an independent registered public accounting firm, to our shareholders for ratification because we value our shareholders’ views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our Company and our stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AS OUR INDEPENDENT AUDITORS FOR 2009.

Audit Fees and Related Matters

Ernst & Young LLP (“Ernst & Young”) served as independent auditors of Havertys’ annual financial statements for the year ended December 31, 2008. Historically, the independent auditors are engaged in May at the first meeting of the newly appointed Audit Committee for the ensuring year. No representative of Ernst & Young will be present at the Annual Meeting. Aggregate fees for professional services rendered for Havertys for the years ended December 31, 2008 and 2007, were:

	December 31, 2008	December 31, 2007
Audit	$767,964	$780,272
Audit-related	46,000	44,000
Tax	93,637	109,636
All Other	2,500	2,500
Total	$910,101	$936,408

Audit Fees. These represent professional services fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, review of the quarterly financial statements included in Forms 10-Q, accounting consultations and issuance of debt compliance letters. These fees were paid to Ernst & Young.

Audit-related Fees: These are professional fees for employee benefit plan audits and other related matters. These fees were paid to Windham Brannon, P.C.

Tax Fees. These are fees for professional services related to tax compliance services and assistance in responding to various tax authorities. These fees were paid to Ernst & Young.

All other Fees. These are subscription fees to an on-line accounting and research tool. These fees were paid to Ernst & Young.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Committee must approve the permitted service before the independent auditor is engaged to perform it. Approximately 98% of the fees detailed above were pre-approved by the Committee. The Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with Havertys’ management and Ernst & Young, the independent registered public accounting firm, the consolidated financial statements of Haverty Furniture Companies, Inc.

The Committee has reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended regarding their judgments as to the quality, not just acceptability of the accounting principles of Havertys and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. In addition the Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Havertys’ Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee:

John T. Glover, Chairman

Vicki R. Palmer

Fred L. Schuermann

This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this report be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

OTHER INFORMATION

Information Regarding Beneficial Ownership of Directors and Management

The following table sets forth information regarding beneficial ownership of our Common Stock and/or Class A Common Stock by each director, each individual in the Summary Compensation Table and by our directors and executive officers as a group, all as of February 28, 2009.

	Common Stock				Class A Common Stock
	Shares Beneficially Owned (excluding options(1) )		Acquirable Within 60 Days (2)	Percent of Class	Shares Beneficially Owned		Percent of Class
Nominees for Holders of Class A Common
Clarence H. Ridley	37,657	(3)	134,000	*	432,527	(4)	10.83%
John T. Glover	43,581		30,000	*	—		—
Rawson Haverty, Jr.	14,411	(5)	81,000	*	1,262,955	(6)(7)(8)	31.62%
L. Phillip Humann	84,952		30,000	*	—		—
Mylle H. Mangum	17,989		30,000	*	—		—
Frank S. McGaughey, III	50,081	(9)	30,000	*	410,295	(10)	10.27%
Clarence H. Smith	119,129	(11)	114,284	1.35%	686,260	(12)(13)	17.18%
Al Trujillo	18,580		6,000	*	—		—
Nominee for Holders of Common Stock
Terence F. McGuirk	14,814		12,000	*	—		—
Vicki R. Palmer	15,325		12,000	*	—		—
Fred L. Schuermann	11,401		6,000	*	—		—
Named Executive Officers
Dennis L. Fink	127,344		108,000	1.36%	—		—
M. Tony Wilkerson	138,397		79,732	1.26%	630	(14)	*
Steven G. Burdette	14,805		64,500	*	30		*
Executive Officers and Directors as a group (19)	823,237		928,333	10.24%	2,796,491		70.02%

*Less than 1% of outstanding shares of class.

(1)

This column also includes shares beneficially owned under the Director’s Deferred Compensation Plan for the following individuals: Mr. Ridley – 8,375; Mr. Glover – 8,902; Mr. Humann – 30,352; Ms. Mangum – 14,035; Mr. Schuermann – 11,401; Mr. Smith – 3,156; and Mr. Trujillo – 14,398.

(2)	Represents stock options which the directors and officers have the right to acquire at exercises prices ranging from $10.8125 to $20.75.

(3)

This amount includes 1,860 shares held by Mr. Ridley’s wife. This amount also includes 5,287 shares with respect to which he has sole voting power pursuant to the Ranney proxy. Mr. Ridley disclaims beneficial ownership of these shares.

(4)	This amount includes 1,860 shares held by Mr. Ridley’s wife. This amount also includes 37,925 shares he votes pursuant to the Ranney proxy. Mr. Ridley disclaims beneficial ownership of these shares.

(5)	This amount includes 1,500 shares held by Mr. Haverty’s wife and 2,000 shares held in trust for the benefit of his minor children for which he is co-trustee.

(6)

This amount includes 5,300 shares held by Haverty’s wife and 2,200 shares held in trust for the benefit of his minor children for which he is co-trustee. This amount also includes 86,917 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(7)

This amount also includes 50,760 shares held by a Trust for the benefit of Margaret M. Haverty for which Mr. Haverty is a co-trustee. Mr. Haverty has sole voting power over the Trust shares pursuant to a revocable proxy dated March 17, 2009, granted to him by the two remaining trustees of the Trust. Mr. Haverty has no pecuniary interest in the shares of the Trust and disclaims any beneficial ownership in the Trust shares.

(8)

According to the Schedule 13D filed on July 23, 2007, 957,453 shares were reported to be held by H5, L.P. Mr. Haverty is the manager of the Partnership’s general partner, Pine Hill Associates, LLC. Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(9)	This amount includes 10,000 shares owned by Mr. McGaughey’s wife and he disclaims any beneficial ownership in these shares.

(10)

According to the Schedule 13G filed on April 27, 2004, 408,510 shares were reported to be held as of April 22, 2004 by Ridge Partners, L.P. Mr. McGaughey is the general partner of Ridge Partners L.P. and disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(11)

This amount includes 18,187 shares held by Mr. Smith’s wife. This amount also includes 37,821 shares held by two charitable foundations for which he has sole or shared voting power. Mr. Smith has no pecuniary interest in the shares of the foundations and disclaims any beneficial ownership in the foundations’ shares.

(12)

This amount includes 1,950 shares held by Mr. Smith’s wife. This amount also includes 15,683 shares held by a charitable foundation for which he has sole voting power. Mr. Smith has no pecuniary interest in the shares of the foundation and disclaims beneficial ownership in the foundation’s shares.

(13)

According to the Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held by Villa Clare Partners, L.P. The number of shares increased on July 23, 2007 to 603,497 shares. Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(14)	This amount includes 240 shares held by Mr. Wilkerson’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of Havertys’ equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of Havertys’ equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all filing requirements were timely complied with during the fiscal year ended December 31, 2008.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our Common Stock and/or Class A Common Stock owned by persons known to Havertys to have beneficial ownership of more than 5% of our outstanding shares of Common and/or Class A Common Stock as of December 31, 2008.

	Common Stock		Class A Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Barclays 400 Howard Street, San Francisco, CA 94105	1,402,314 (1)	8.11%	—	—
Donald Smith & Co., Inc. 152 West 57th Street, New York, NY 10019	1,769,970 (2)	10.24%	—	—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,463,345 (3)	8.46%	—	—
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor, Fort Lee, NJ 07024	1,397,000 (4)	8.08%	—	—
Met Investors Advisory, LLC 5 Park Plaza, Suite 1900, Irvine, CA 92614	2,723,973 (5)	15.75%	—	—
Putnam, LLC d/b/a Putnam Investments One Post Office Square, Boston, MA 02109	955,160 (6)	5.52%	—	—
T. Rowe Price Associates, Inc 100 E. Pratt Street, Baltimore, MD 21202	2,233,350 (7)	12.92%	—	—
Third Avenue Management LLC 622 Third Avenue, 32nd Floor, New York, NY 10017	4,489,029 (8)	25.96%	—	—
Rawson Haverty, Jr. 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342	*	*	343,502 (9)(10)	8.52%
H5, L.P. 4414 Dunmore Road, NE, Marietta, GA 30068	*	*	957,453 (11)	23.75%
Ridge Partners L.P. 3 Lufbery Circle, Williamson, GA 30292	*	*	408,510 (12)	10.13%
Clarence H. Ridley 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342	*	*	432,527 (13)	10.73%
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA 30305	*	*	603,497 (14)	14.97%

*Less than 5% of outstanding shares of class.

(1)

According to a Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA holds sole voting power over 466,777 shares and sole dispositive power over 590,256 shares of Common Stock; Barclays Global Fund Advisors holds sole voting power over 589,128 shares and sole dispositive power over 800,313 shares and Barclays Global Investors, Ltd. holds sole dispositive power over 11,745 shares.

(2)

According to a Schedule 13G filed on February 11, 2009, Donald Smith & Co., Inc. holds sole voting power over 1,524,270 shares and sole dispositive power over 1,769,970 shares of Common Stock. All shares are owned by advisory clients of Donald Smith & Co., Inc., no one of which, to the knowledge of Donald Smith & Co., Inc. owns more than 5% of the class.

(3)

According to a Schedule 13G filed on February 9, 2009, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting over 1,431,140 shares and dispositive power over 1,463,345 shares of Common Stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). Dimensional possesses investment and/or voting power over the shares held by the Funds. The shares are owned by the Funds and Dimensional disclaims beneficial ownership of these securities.

(4)

According to a Schedule 13G filed on February 6, 2009, Franklin Advisory Services, LLC holds sole voting and dispositive power over 1,397,000 shares of Common Stock. These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.

(5)

According to a Schedule 13G filed on February 13, 2009, Met Investors Advisory, LLC (“Met Investors”) holds shared investment and dispositive power over 2,723,973 shares of Common Stock. Met Investors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager of each series of Met Investors Series Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, Met Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of Trust.

(6)

According to a Schedule 13G filed on February 13, 2009, Putnam, LLC has shared voting power over 197,740 shares of Common Stock and shared dispositive power over 955,160 shares of Common Stock. These securities are owned by subsidiaries which are registered investment advisors, which in turn include securities beneficially owned by clients of such investment advisors.

(7)

According to a Schedule 13G filed on February 12, 2009, T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 1,043,200 shares of Common Stock and sole dispositive power over 2,223,350 shares of Common Stock. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. which owns 1,106,000 shares, representing 6.4% of the shares outstanding, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	According to a Schedule 13G filed on February 13, 2009, Third Avenue Management LLC holds sole voting and dispositive power over 4,489,029 shares of Common Stock

(9)

This amount includes 5,300 shares held by Mr. Haverty’s wife and 2,200 shares held in trust for the benefit of his minor children for which he is co-trustee. This amount also includes 86,917 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(10)

This amount also includes 88,760 shares held by a Trust for the benefit of Margaret M. Haverty for which Mr. Haverty is a co-trustee. Mr. Haverty has sole voting power over the Trust shares pursuant to a revocable proxy dated March 17, 2009, granted to him by the two remaining trustees of the Trust. Mr. Haverty has no pecuniary interest in the shares of the Trust and disclaims any beneficial ownership in the Trust shares.

(11)

According to a Schedule 13D filed on July 23, 2007, 957,453 were reported to be held by H5, L.P. Mr. Rawson Haverty, Jr. is the manager of the Partnership’s general partner, Pine Hill Associates, LLC. Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(12)

According to a Schedule 13G filed on April 24, 2004, these shares were reported to be held by Ridge Partners, L.P. Frank S. McGaughey, III is the general partner of Ridge Partners, L.P. and disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(13)

This amount includes 1,860 shares held by Mr. Ridley’s wife. This amount also includes 37,925 shares he votes pursuant to a revocable proxy granted to him by Ms. Clare Ridley Ranney (the “Ranney proxy”). Mr. Ridley disclaims beneficial ownership of these shares.

(14)

According to a Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held Villa Clare Partners, L.P. The number of shares increased on July 23, 2007 to 603,497 shares. Mr. Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

Havertys’ Annual Report to Stockholders for the year ended December 31, 2008, which includes certain financial information about Havertys, is being mailed to stockholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Stockholder Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 404-443-2900. These documents, our governance documents, including all committee charters and other information may also be accessed from our website at www.havertys.com (About Us).

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters, other than those stated above, that may come before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker

Vice President, Secretary and Treasurer

March 31, 2009

Atlanta, Georgia

** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

HAVERTY FURNITURE COMPANIES, INC.	Meeting Type: Annual
For holders as of: 03/10/09
Date: 05/08/09 Time: 10:00 a.m. ET
Location: Marriott SpringHill 16 South Calvert Street Baltimore, Maryland

Haverty Furniture Companies, Inc. 780 Johnson Ferry Road Suite 800 Atlanta, GA 30342

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                ANNUAL REPORT

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)           BY INTERNET:                www.proxyvote.com

2)           BY TELEPHONE:            1-800-579-1639

3)           BY MAIL*:                sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 04/29/09.

- How To Vote -

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Class A Common Stock
Nominees:
01) Clarence H. Ridley 05) Mylle H. Mangum
02) John T. Glover 06) Frank S. McGaughey, III
03) Rawson Havertys, Jr. 07) Clarence H. Smith
04) L. Phillip Humann 08) Al Trujillo

2. Election of Directors: Holders of Common Stock
09) Terence F. McGuirk 10) Fred L. Schuermann
11) Vicki R. Palmer

3. Ratification of the Appointment of Ernst & Young LLP as Independent Auditor.

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 8, 2009

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 8, 2009, at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland, at 10:00 a.m.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Comments:

(if you noted any comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

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TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:           KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC.
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors: Holders of Class A Common Stock
01) Clarence H. Ridley	05) Mylle H. Mangum
02) John T. Glover	06) Frank S. McGaughey, III
03) Rawson Haverty, Jr.	07) Clarence H. Smith
04) L. Phillip Humann	08) Al Trujillo

2. Election of Directors: Holders of Common Stock
09) Terence F. McGuirk	11) Fred L. Schuermann
10) Vicki R. Palmer

3. Ratification of the Appointment of Ernst & Young LLP as Independent Auditor	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

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